EXHIBIT 1

CERTIFICATE OF AMENDMENT

TO
CERTIFICATE OF INCORPORATION
OF

INFINIUM LABS, INC.

The undersigned, being the Chief Executive Officer of INFINIUM LABS, INC., a corporation existing under the laws of the State of Delaware, do hereby certify under the seal of the said corporation as follows:

1.    The name of the Corporation is Infinium Labs, Inc.

2.    The first and second sentences of the Certificate of Incorporation of the Corporation is hereby amended by replacing the first paragraph of Article Four in its entirety, with the following:

“FIRST: The name of the Corporation is Phantom Entertainment, Inc.

3.    The first and second sentences of the Certificate of Incorporation of the Corporation is hereby amended by replacing the first paragraph of Article Four in its entirety, with the following:

“FOURTH: The Corporation shall have the authority to issue 1,200,000,000 shares of common stock, par value $.0001 per share. In addition, the Corporation shall have the authority to issue 10,000,000 shares of preferred stock, par value, $.0001 per share.”

4.    The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation’s Board of Directors and a majority of the Corporation’s stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Greg Koler, its Chief Executive Officer, this __th day of _______________________, 2006.

INFINIUM LABS, INC.

By: __________________________________
Greg Koler, Chief Executive Officer